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                                                                Exhibit d(12)(i)

                     GE PRIVATE ASSET MANAGEMENT FUNDS, INC.
                                  on behalf of
                                 GE Contra Fund
                         INVESTMENT MANAGEMENT AGREEMENT
January 1, 2004

GE Private Asset Management, Inc.
15233 Ventura Blvd., Fifth Floor
Sherman Oaks, CA  91403

Dear Sirs:

           GE Private Asset Management Funds, Inc. (the "Fund"), a corporation formed under the laws of the State of Maryland, confirms its agreement with GE Private Asset Management, Inc., (the "Manager") with respect to the Manager's serving as investment manager of the GE Contra Fund (the "Portfolio") as set forth below.

Section 1. Investment Description: Appointment

           The Fund desires to employ the Portfolio's capital by investing and reinvesting in investments of the kind and in accordance with the investment objectives, policies and limitations specified in the Fund's Charter dated August 20, 1998, as amended from time to time (the "Charter"), in the prospectus (the "Prospectus") and in the statement of additional information (the "Statement of Additional Information") filed with the Securities and Exchange Commission (the "SEC") as part of the Fund's Registration Statement on Form N-1A, as amended from time to time and in the manner and to the extent as may from time to time be approved in the manner set forth in the Charter. Copies of the Fund's Prospectus, the Statement of Additional Information and the Charter have been or will be submitted to the Manager. The Fund desires to employ and hereby appoints the Manager to act as the Portfolio's investment manager. The Manager accepts the appointment and agrees to furnish the services described in
Section 2 of this Agreement for the compensation set forth in Section 6 of this Agreement.

Section 2. Services as Manager; Appointment of Sub-advisers

           Subject to the supervision and direction of the Board of Directors of the Fund, the Manager will:

          (a) act in strict conformity with the Fund's Articles of Incorporation, the Investment Company Act of 1940, as amended (the "Act"), and the Investment Advisers Act of 1940, as amended (the "Advisers Act");

          (b) manage the Portfolio's assets in accordance with the Portfolio's investment objective and policies as stated in the Prospectus and Statement of Additional Information;

          (c)  make investment decisions for the Portfolio;

          (d) place purchase and sale orders for securities on behalf of the Portfolio;

          (e) exercise voting rights in respect of portfolio securities and other investments for the Portfolio; and

          (f) monitor and evaluate the services provided by the Portfolio's investment sub-advisers(s) (the "Sub-adviser(s)"), if any, under the terms of the applicable investment sub-advisory agreement(s).

           In providing these services, the Manager will provide investment research and supervision of the Portfolio's investments and conduct a continual program of investment, evaluation and, if appropriate, sale and reinvestment of the Portfolio's assets. In addition, the Manager will furnish the Portfolio with whatever statistical information the Portfolio may reasonably request with respect to the securities that the Portfolio may hold or contemplate purchasing.

Investment Management Agreement                                      Page 1 of 4

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           Subject to the approval of the Directors of the Fund and, where required by law, the Portfolio's shareholders, the Manager may engage an investment sub-adviser or sub-advisers to provide advisory services in respect of the Portfolio and may delegate to such investment sub-adviser(s) the responsibilities described in subparagraphs (b), (c), (d) and (e) above. In the event that a Sub-adviser's engagement has been terminated, the Manager shall be responsible for furnishing the Portfolio with the services required to be performed by such investment sub-adviser under the applicable investment sub-advisory agreement or arranging for a successor investment sub-adviser(s) to provide such services on terms and conditions acceptable to the Portfolio and the Fund's Board of Directors and subject to the requirements of the Act.

Section 3. Brokerage

           In executing transaction for the Portfolio and selecting brokers or dealers, the Sub-adviser(s) will use its best efforts to seek the best overall terms available. In assessing the best overall terms available for any portfolio transaction, the Sub-adviser will consider all factors it deems relevant, including, but not limited to, the breadth of the market in the security or commodity interest, the price of the security or commodity interest, the financial condition and execution capability of the broker or dealer and the reasonableness of any commission for the specific transaction and for transactions executed through the broker or dealer in the aggregate. In selecting brokers or dealers to execute a particular transaction and in evaluating the best overall terms available, the Sub-adviser may consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) provided to the Portfolio and/or other accounts over which the Sub-adviser or an affiliate exercises investment discretion.

Section 4. Information Provided to the Fund

           The Manager will keep the Fund informed of developments materially affecting the Portfolio and the Manager will, on its own initiative, furnish the Fund from time to time whatever information the Manager believes is appropriate for this purpose.

Section 5. Standard of Care

           The Manager shall exercise its best judgment in rendering the services provided by it under this Agreement. The Manager shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Portfolio in connection with the matters to which this Agreement relates, provided that nothing in this Agreement shall be deemed to protect or purport to protect the Manager against any liability to the Portfolio or to holders of the Portfolio's shares of beneficial interest to which the Manager would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the Manager's reckless disregard of its obligations and duties under this Agreement.

Section 6. Compensation

          (a) In consideration of services rendered pursuant to this Agreement, the Portfolio will accrue daily and pay monthly a fee to the Manager at the annual rate of 1.20% of the average daily net assets of the Portfolio.

          (b) The fee for the period from the commencement of investment operations to the end of the month during which investment operations commence will be prorated according to the proportion that such period bears to the full monthly period, and will be payable that month. Upon any termination of the Agreement before the end of a month, the fee for such part of that month shall be prorated according to the proportion that such period bears to the full monthly period and will be payable upon the date of termination of this Agreement.

          (c) For the purpose of determining fees payable to the Manager under this Agreement, the value of the Portfolio's net assets will be computed in the


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               manner described in the Fund's current Prospectus and/or
               Statement of Additional Information.

Section 7. Costs and Expenses

           The Manager will bear all expenses in connection with the performance of its services under this Agreement, including the payment of salaries of all officers and employees who are employed by it as well as the payment of the fees of the Sub-adviser(s). The Portfolio will bear its proportionate share of certain other expenses to be incurred in its operation, including: investment advisory and administration fees; taxes, interest, brokerage fees and commissions, if any; fees of Directors of the Fund who are not officers, directors, or employees of the Manager or any of its affiliates; fees of any pricing service employed to value shares of the Portfolio; SEC fees and state blue sky qualification fees; charges of custodians and transfer and dividend disbursing agents; the Portfolio's proportionate share of insurance premiums; outside auditing and legal expenses; costs of maintenance of the Portfolio's existence; costs attributable to investor services, including, without limitation, telephone and personnel expenses; costs of preparing and printing prospectuses and Statements of Additional Information for regulatory purposes and for distribution to existing shareholders; costs of shareholders' reports and meetings of the Portfolio's shareholders and of the officers or Directors of the Fund; and any extraordinary expenses.

           The Portfolio will be responsible for nonrecurring expenses which may arise, including costs of litigation to which the Portfolio is a party and of indemnifying officers and Directors of the Fund with respect to such litigation and other expenses as determined by the Directors.

Section 8. Services to Other Companies or Accounts

           The Fund understands that the Manager and the Sub-adviser(s) may act as investment advisers to fiduciary and other managed accounts, including other investment companies, and the Fund has no objection to the Manager and Sub-adviser(s) so acting, provided that whenever the Portfolio and one or more other accounts advised by the Manager or Sub-adviser(s) have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with a formula believed to be equitable to each account or company. The Fund recognizes that in some cases this procedure may adversely affect the size of the position obtainable for the Portfolio. In addition, the Fund understands and acknowledges that persons employed by the Manager to assist in the performance of the Manager's duties under this Agreement will not devote their full time to such service and nothing contained in this Agreement shall be deemed to limit or restrict the right of the Manager or any affiliate of the Manager to engage in and devote time and attention to other businesses or to render services of any kind or nature.

Section 9. Term of Agreement

          (a) This agreement will become effective as of January, 1, 2004 ("Effective Date"), and shall continue for an initial term of two years from the Effective Date. Thereafter, this Agreement shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually by
               (i) the Fund's Board of Directors or (ii) a vote of a "majority" of the Portfolio's outstanding voting securities (as defined in the Act), provided that in either event the continuance is also approved by a majority of Directors who are not "interested persons" (as defined in the Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.

          (b) This Agreement is terminable, without penalty, on 60 days' written notice, by the Fund's Directors or by vote of holders of a majority of the Portfolio's outstanding voting securities, or upon 90 days' written notice, by the Manager.

          (c) This Agreement will terminate automatically in the event of its assignment (as defined in the Act or in rules adopted under the Act).


Investment Management Agreement                                      Page 3 of 4


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Section 10. Miscellaneous

          (a) The Fund recognizes that directors, officers and employees of the Manager may from time to time serve as directors, trustees, officers and employees of corporations and business trusts (including other investment companies) and that such other corporations and trusts may include the name "Centurion" as part of their names, and that the Manager or its affiliates may enter into advisory or other agreements with such other corporations and trusts. If the Manager ceases to act as the investment manager of the Fund's shares, the Fund agrees that, at the Manager's request, the Fund's license to use the word "Centurion" will terminate and that the Fund will take all necessary action to change the name of the Fund to a name that does not include the word "Centurion."

          (b) This Agreement shall be governed by the laws of the State of ________, provided that nothing herein shall be construed in a manner inconsistent with the Act, the Advisers Act or rules or orders of the SEC.

          (c) The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

          (d) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

          (e) Nothing herein shall be construed as constituting the Manager as an agent of the Fund.

          (f) This Agreement may be executed in counterparts, with the same effect as if the signatures were upon the same instrument.

If the foregoing is in accordance with your understanding, kindly indicate your acceptance of this Agreement by signing and returning the enclosed copy of this Agreement.

                                        Very truly yours,
                                        GE Private Asset Management Funds, Inc.
                                        on behalf of the
                                        GE Contra Fund

                       By:     _______________________________________
                               Name:
                               Title:

Accepted:
GE Private Asset Management, Inc.

By:      _______________________________________
         Name:
         Title:


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